Exhibit 99.1

AUTOBYTEL INC. HIRES MONTY HOUDESHELL TO BECOME

EVP AND CHIEF FINANCIAL OFFICER

Former CFO of RemedyTemp, Furon Company and Oak Industries Joins Autobytel

Irvine, CA—January 30, 2007—Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced that Monty A. Houdeshell will become Autobytel’s Chief Financial Officer. Houdeshell, who joins the Company as Executive Vice President, Finance, will become CFO the day after the filing of the company’s Form 10-K for fiscal year 2006.

Houdeshell served as CFO for three publicly-traded companies in a variety of industries, including communications technology, healthcare and manufacturing. As a key member of the company’s executive team, he will play a central role in developing the corporate strategic plan, driving operating efficiencies and supporting revenue growth across the company.

“Monty is an experienced CFO with an impressive background in public companies and turnaround situations, and I am thrilled that he has joined the Autobytel team as we continue our mission to lead the Automotive Internet,” said Autobytel President and CEO Jim Riesenbach. “His wide-ranging career as a finance executive is marked by his commitment to providing transparency and clarity in financial reporting, as well as deep knowledge of and support for business operations - a major focus for us as we continue on our path to transform the company. In addition, we will benefit greatly from his proven track record leading numerous acquisitions and divestitures, strict and successful cost-management programs, Sarbanes Oxley compliance implementation, strategic planning, rigorous process discipline and proactive investor relations.”

Most recently, Houdeshell served as CFO for NASDAQ-listed Remedy Temp, a professional staffing organization, until its acquisition. Previously he was CFO of NYSE-listed Furon Company, a manufacturer of high performance polymer products for the industrial and medical markets. Formerly Houdeshell was CFO of NYSE-listed Oak Industries, producer of electronic components and communications and cable equipment, and held a variety of finance and administrative positions at Twentieth Century-Fox Film Corp where he started his career.

“I am very pleased to be joining the Autobytel team and am impressed by the energy and concentration focused around the Company’s core mission,” said Houdeshell. “I share the management team’s commitment to laying a solid foundation of financial discipline, planning, and reporting, that should help us to reap the tremendous opportunities of the Automotive Internet to the benefit of our shareholders.”

Houdeshell will be taking over from Mike Schmidt who has served as CFO since May 2005. As previously disclosed, Schmidt will leave to pursue other opportunities. “We are very grateful for Mike’s dedication and service over the past two years and wish him well in his future endeavors,” said Riesenbach.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL) is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites—Autobytel.com, Autoweb.com, CarSmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The Company’s innovative marketing, advertising and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program and Special Finance LeadsSM are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than twenty-seven million car buyers, generating billions of dollars in car sales for dealers.

Contact:

Autobytel Inc. Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362 (jenniferkl@autobytel.com)

Autobytel Inc. Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023

(melaniew@autobytel.com)